Exhibit 10.1

NOTE PURCHASE AGREEMENT

by and between

FermaVir Pharmaceuticals, Inc.,

and

Inhibitex, Inc.

Dated as of April 9, 2007

i

ii

iii

TABLE OF CONTENTS

Exhibits

Exhibit 2.1(a) Form of Note

i

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT dated as of April 9, 2007, by and between FermaVir Pharmaceuticals., Inc., a Florida corporation (the “Company”), and Inhibitex, Inc., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company, the Purchaser and Frost Acquisition Corp., a Delaware corporation (“Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Purchaser intends to acquire the Company by merging the Company with and into Merger Sub (the “Merger”);

WHEREAS. in order to finance the operations of the Company through the consummation of the Merger, the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, senior secured promissory notes, in the aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Notes”) upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, as security for the Notes, the Company is willing to pledge to the Purchaser all of the Capital Stock (as hereinafter defined) of its Subsidiary (as hereinafter defined) and grant to the Holders a first priority security interest in all of its and its Subsidiaries’ assets;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement, and unless the context requires a different meaning, or such term is defined in the Merger Agreement, in which case the term will have the meaning attributed to such term in the Merger Agreement, the following terms have the meanings indicated:

“Additional Closing” shall have the meaning assigned to that term in Section 2.2(b).

“Affiliate” shall mean, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly more than ten percent (10%) of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or more than ten percent (10%) of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” shall mean this Note Purchase Agreement dated as of April     , 2007, by and between the Company and the Purchaser, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Business” shall mean the business of the Company and its Subsidiaries conducted by the Company and its Subsidiaries immediately prior to the Closing and the activities reasonably related thereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) immovable or real property or movable or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on a Person the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person; and in each case, any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing, including, without limitation, any rights in respect of any change in the value of any of the foregoing, including stock appreciation rights and similar interests.

“Closing” shall have the meaning assigned to that term in Section 2.2(a).

“Closing Date” shall have the meaning assigned to that term in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto, and the regulations promulgated thereunder.

“Collateral Documents” means the Security Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Company” shall have the meaning assigned to that term in the introduction.

“Constituent Documents” shall mean, in the case of a corporation, the certificate of incorporation and by-laws of such corporation, in the case of a limited liability company, the certificate of formation and operating agreement of such limited liability company, and in the case of other entities, analogous documents governing the existence and powers of such entities, in each case as in effect on the Closing Date.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to that term in Section 2(b) of the Note.

“Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any of the foregoing between the Company and its Subsidiaries).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Event of Default” shall have the meaning assigned to that term in Section 9.1.

“Holders” shall mean the Purchaser and any permitted transferee of the Notes.

“Indebtedness” means, without duplication, for any Person, (i) obligations for borrowed money, including obligations evidenced by bonds, notes, debentures or other similar instruments; (ii) obligations under financial guarantees, letters of credit or letters of guarantee or obligations to financial institutions who issued such letters of credit or letters of guarantee for the account of such Person; (iii) obligations under bankers’ acceptances; (iv) obligations representing the deferred purchase price of property or services except trade accounts payable of such Person arising in the ordinary course of business; (v) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, property owned by such Person; (vi) Capital Lease Obligations and obligations under any other synthetic off-balance sheet financing; and (vii) guarantees of any of the foregoing items referred to in (i) through (vi) above.

“Indemnified Party” shall have the meaning assigned to that term in Section 10.1.

“Initial Closing” shall mean the initial Closing.

“Insolvency Event” shall with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding is not dismissed or stayed within sixty days or (II) such receiver, trustee, custodian or liquidator is appointed.

“Investment Documents” shall mean (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, and (v) all other instruments, documents and agreements delivered or to be delivered by any one or more of the parties to this Agreement in connection with the closing of, or pursuant to, this Agreement.

“Investments” in any Person shall mean, as of the date of determination thereof, (i) any payment or contribution, or commitment to make a payment or contribution, by a Person including, without limitation, property contributed or committed to be contributed by such Person for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or (ii) any loan, advance or other extension of credit by or guaranty of or other surety obligation for any Indebtedness of the Person in whom the Investment is made.

“Liabilities” shall have the meaning assigned to that term in Section 10.1.

“Lien” shall mean a mortgage, prior claim, pledge, privilege, lien, charge or encumbrance, whether fixed or floating, on, or any security interest in any property, whether immovable or real, movable or personal, or mixed, tangible or intangible or a pledge or hypothecation thereof or any conditional sale agreement or other title retention agreement or equipment trust relating thereto or any lease relating to property which would be required to be accounted for as a Capital Lease Obligation on a balance sheet.

“Material Adverse Change” shall mean any material adverse change in the condition (financial or otherwise), operations, business, prospects, properties or assets of the Company and its Subsidiaries, taken as a whole.

“Modification” shall mean any amendment, restatement, replacement, renewal, refinancing, extension, or modification of an agreement.  “Modified” shall have the correlative meaning.

“Notes” shall have the meaning assigned to that term in the recitals hereto.

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Notes and all fees, expenses, indemnities and other obligations owing, due or payable to the Holders at any time by the Company and/or its Subsidiaries or any other Person entitled thereto, under this Agreement or any of the other Investment Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“Permitted Liens” shall mean (a) Liens held by Holders to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Holders’ Liens, (c) the interests of lessors under operating leases, (d) purchase money Liens or the interests of lessors with respect to Capital Lease Obligations and (e) any interest or title of a licensor, lessor, or sublicensor or sublessor under any lease or license (other than with respect to Intellectual Property) permitted by this Agreement.

“Purchaser” shall have the meaning assigned to such term in the introduction.

“Required Holders” shall mean, at any time, the holders of the outstanding Notes representing a majority of the aggregate principal amount of the Notes then outstanding.

“Restricted Payment” shall mean: (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock in the Company now or hereafter outstanding, except a dividend payable solely in shares of such Capital Stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock in the Company now or hereafter outstanding other than ordinary course repurchases of common stock of the Company pursuant to the Company’s equity incentive plan; (iii) any prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Notes and this Agreement; (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of the Company now or hereafter outstanding other than ordinary course repurchases of common stock of the Company pursuant to the Company’s equity incentive plan; (v) every payment in connection with any Investment; and (vi) every payment made by or on behalf of the Company (whether as repayment or prepayment of principal or as interest or otherwise) other than the intercompany loan payments permitted in accordance with Section 8.2, on or with respect to (x) any obligation to repay Indebtedness owing to any Affiliate of the Company or its Subsidiaries or to any other holder of the Company’s Capital Stock or (y) any obligation to any Person or any Affiliate of the Company or its Subsidiaries or of any other holder of Capital Stock of the Company, with respect to which obligation the Company or any of its Subsidiaries has a Contingent Obligation.

“Security Agreement” means the Security Agreement of even date herewith entered into between the Purchaser and the Company.

“Solvent” when used with respect to any Person, means that, as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets in excess of the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities but excluding liabilities owing by the Company to any of its Subsidiaries or any one of the Subsidiaries of the Company to the Company or to another one of the Subsidiaries of the Company); (ii) it has sufficient capital to conduct its business; and (ii) it is able to meet its debts as they mature.

“Subsidiary(ies)” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

Section 1.2             Accounting Terms; Financial Statements.  Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof.  The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP as in effect at the time of delivery.

Section 1.3             Knowledge of the Person.  All references to the knowledge of any Person or to facts known by such Person shall mean the knowledge or notice of the Responsible Officers of such Person or any of its Subsidiaries.

Section 1.4             Other Definitional Provisions.

(a)           As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II.
PURCHASE AND SALE OF THE NOTES

Section 2.1             Purchase and Sale.

(a)           Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire from the Company, the Notes in the form attached hereto as Exhibit 2.1(a).

(b)           The Notes shall be sold by the Company and purchased by the Purchaser initially on April 16, 2007 in the aggregate principal amount of $750,000 in Notes, an additional aggregate principal amount of $500,000 in Notes on July 9, 2007 and a final additional aggregate amount of $250,000 in Notes on August 9, 2007, provided that the aggregate principal amount of the Notes shall not be greater than One Million Five Hundred Thousand Dollars ($1,500,000).

Section 2.2             Closing.

(a)           The purchase and issuance of Notes shall take place at one or more closings (each a “Closing” and, collectively, the “Closings”) to be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112 (each such date. a “Closing Date”), unless another place is agreed to by the parties hereto, or remotely via the exchange of executed documents.

(b)           The Initial Closing with respect to the purchase of the Notes shall take place on April 16, 2007 or such other date mutually agreed upon by the parties hereto (the “Initial Closing Date”).  With respect to the sale and purchase of additional Notes, the Company, upon five (5) days notice may set additional Closings with respect to additional Notes to be sold hereunder (each, an “Additional Closing”) on dates determined by the Company (each, an “Additional Closing Date” and together, the “Additional Closing Dates”).  Interest shall be earned on the Notes from a Closing Date with respect to the Notes purchased on that Closing Date.

(c)           At each Closing or within two Business Days thereafter, the Company shall deliver to the Purchaser the Notes being purchased, in each case, dated as of the relevant Closing Date, against delivery by the Purchaser to the Company of the purchase price therefor.  In each case, payment of such purchase price shall be by wire transfer of immediately available funds to an account or accounts previously designated in writing by the Company.

ARTICLE III.
CONDITIONS TO THE OBLIGATIONS
OF THE PURCHASER TO PURCHASE THE NOTES

Section 3.1             Conditions to the Initial Closing.  The obligation of the Purchaser to purchase the Notes, to pay the purchase price therefor at the Initial Closing and to perform any obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Initial Closing Date, as determined by, or waived by, the Purchaser; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company.

(a)           Representations and Warranties.  The representations and warranties of the Company contained in Article IV shall be true, in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), at and as of the Initial Closing Date.  There shall exist no Default or Event of Default at the time of the issuance of the Notes.

(b)           Compliance with this Agreement.  The Company shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein or in the Merger Agreement that are required to be performed or complied with by the Company on or before the Initial Closing Date.

(c)           Purchase of Notes Permitted by Applicable Laws.  The acquisition of and payment for the Notes (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchaser to any penalty under or pursuant to any Requirement of Law, and (c) shall be permitted by all Laws to which any Purchaser is subject.

(d)           Consents and Approvals.  All governmental and third-party consents and approvals necessary in connection with the offer, sale and issuance of the Notes shall have been obtained and remain in full force and effect and shall be satisfactory to the Purchaser; and no Requirement of Law shall be applicable, or event shall have occurred, that seeks to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the issuance of the Notes.

(e)           No Material Judgment or Order.  There shall not be in effect on the Initial Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Entity or any condition imposed under any Requirement of Law which, in the judgment of the Purchaser, would prohibit the purchase of the Notes hereunder or subject the Purchaser to any penalty under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

(f)            Material Adverse Change.  There shall not have occurred at any time since January 31, 2007, any Material Adverse Change.

(g)           No Litigation.  No action, suit, proceeding or investigation shall have been instituted or threatened before, and no order, injunction or decree shall have been entered by, any Governmental Entity, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the issuance of the Notes.

(h)           Notes.  The Notes being purchased at the Initial Closing shall have been duly executed and delivered by the Company.

(i)            Collateral Documents.  The Collateral Documents, substantially in the form attached hereto as Exhibit 3.1(i), shall have been duly executed and delivered by all of the parties thereto.

Section 3.2          Conditions to Each Additional Closing.  The obligation of the Purchaser to purchase additional Notes, to pay the purchase prices therefor at each Additional Closing and to perform any obligations hereunder with respect to such purchase shall be subject to the satisfaction of the following conditions on or before the relevant Additional Closing Date, as determined by, or waived by, the Purchaser; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company.

(a)           Representations and Warranties; No Default.  The representations and warranties of the Company contained in Article IV shall be true, in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), at and as of such Additional Closing Date.  There shall exist no Default or Event of Default at the time of the issuance of the Notes.

(b)           Purchase of Notes Permitted by Applicable Laws.  The acquisition of and payment for the Notes (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchaser to any penalty under or pursuant to any Requirement of Law, and (c) shall be permitted by all Laws to which the Purchaser is subject.

(c)           Consents and Approvals.  All governmental and third-party consents and approvals necessary in connection with the offer, sale and issuance of the Notes shall have been obtained and remain in full force and effect and shall be satisfactory to the Purchaser; and no Requirement of Law shall be applicable, or event shall have occurred, that seeks to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the issuance of the Notes.

(d)           No Material Judgment or Order.  There shall not be in effect on the Additional Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Entity or any condition imposed under any Requirement of Law which, in the judgment of the Purchaser, would prohibit the purchase of the Notes hereunder or subject the Purchaser to any penalty under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

(e)           Material Adverse Change.  There shall not have occurred at any time since January 31, 2007, any Material Adverse Change.

(f)            No Change in Company Recommendation.  The Company Board shall not have failed to make the Company Recommendation in accordance with Section 5.4 of the Merger Agreement or withdrawn or adversely modified or changed, the Company Recommendation.

(g)           No Litigation.  No action, suit, proceeding or investigation shall have been instituted or threatened before, and no order, injunction or decree shall have been entered by, any Governmental Entity, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the issuance of the Notes.

(h)           Notes.  The Notes being issued at the Additional Closing shall have been duly executed and delivered by the Company.

(i)            Solvency.  Each of the Company and its Subsidiaries is Solvent and will be Solvent upon the completion of all transactions contemplated to occur at the Additional Closing.

(j)            Certificate.  The Company shall have delivered to the Purchaser a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Section 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e) and 3.2(f) have been duly satisfied.

ARTICLE IV.
CONDITIONS TO THE OBLIGATION
OF THE COMPANY TO ISSUE AND SELL THE NOTES

The obligations of the Company to issue and sell the Notes and to perform its other obligations hereunder relating thereto shall be subject to the reasonable satisfaction as determined by, or waived by, the Company of the following conditions on or before each Closing Date:

Section 4.1             Representations and Warranties.  The representations and warranties of the Purchaser contained in Article VI shall be true, in all material respects, at and as of such Closing Date.

Section 4.2             Compliance with this Agreement.  The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before such Closing Date.

Section 4.3             No Litigation.  No action, suit, proceeding or investigation shall have been instituted or threatened before, and no order, injunction or decree shall have been entered by, any Governmental Entity, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain, substantial damages in respect of, the issuance of the Notes.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1             Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser as of the Initial Closing Date (except as set forth in the disclosure schedules attached to this Agreement) as follows:

(a)           Authority.  The Company and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Investment Documents to which it is a party.  All action necessary (including the consent of equity holders where required) for the execution, delivery and performance by the Company of this Agreement and by the Company and each of its Subsidiaries of each Investment Document to which it is a party.

(b)           Enforceability.  This Agreement and each of the Investment Documents are and, when executed and delivered, will be, the legal, valid and binding obligation of the Company and its Subsidiaries signatory to such documents, enforceable in accordance with their respective terms, except as enforceability may be limited by

(i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(c)           No Conflict.  The execution, delivery and performance by the Company and each of its Subsidiaries of this Agreement and each Investment Document to which it is a party do not and will not contravene (i) any of its Constituent Documents, (ii) any Requirement of Law or (iii) any Material Contract, and will not result in the imposition of any Liens upon any of its properties, except in the case of (ii) and (iii) above, to the extent that such contravention or imposition would not reasonably be expected to have a Material Adverse Effect.

(d)           Consents and Filings.  No consent, authorization or approval of, or filing with or other act by, any equity holder of the Company, any Governmental Entity or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the consummation of the transactions contemplated hereby or the continuing operations of the Company or any of its Subsidiaries following such consummation, except as will be or have been previously obtained by the Company or which the failure to obtain would not be reasonably expected to have a Material Adverse Effect.

(e)           Solvency.  Each of the Company and its Subsidiaries is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Initial Closing Date.

(f)            No Judgments or Litigation.  There is not now pending or, to the knowledge of the Company, after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Company or any of its Subsidiaries that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated hereby or thereby.

(g)           Private Offering.  No form of general solicitation or general advertising, including, without limitation, advertisements, articles, notices or other communications, published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, was used by the Company or any of its Subsidiaries, any of the representatives of the Company or its Subsidiaries, or, any other Person acting on behalf of the Company or its Subsidiaries, in connection with the offering of the Notes.  Neither the Company nor any of its Subsidiaries, nor any Person acting on the Company’s behalf has directly or indirectly offered the Notes, or any part thereof or any other similar securities, for sale to, or sold or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with any Person or Persons other than the Purchaser and other investors who the Company reasonably believed had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of purchasing the Notes.

(h)           Merger Agreement Representations and Warranties.  The representations and warranties set forth in Article IV of the Merger Agreement, which are incorporated herein by reference, are true and correct as of each Closing Date.

ARTICLE VI.
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants, as follows:

Section 6.1             Existence and Power.  The Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under each Investment Document to which it is or will be a party.

Section 6.2             Authorization; No Contravention.  The execution, delivery and performance by the Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its material contractual obligations, or any order or decree directly relating to it.

Section 6.3             Binding Effect.  This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.4             Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Entity or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser or enforcement against it of this Agreement or the transactions contemplated hereby.

ARTICLE VII.
COVENANTS

Until the payment by the Company in full of the Obligations, the Company hereby covenants and agrees with the Holders as follows:

Section 7.1             Financial Statements.  The Company will use commercially reasonable best efforts to timely file each period report required pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the

“Exchange Act”).  Each such filing shall comply in all material respects with the requirements of the Exchange Act.

Section 7.2             Business and Financial Information.  The Company will deliver to the Holders, upon a Responsible Officer of the Company obtaining knowledge thereof, written notice of any of the following:

(a)           Notice of Defaults.  Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Company’s proposed response thereto, each in reasonable detail.

(b)           Proceedings or Changes.  Promptly, and in any event within two (2) Business Days after (i) becoming aware of the filing or commencement of any action, suit, investigation or proceeding against or affecting the Company or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Entity (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) the receipt by the Company or any of its Subsidiaries from any Governmental Entity of (A) any notice asserting any failure by the Company or any of its Subsidiaries to be in compliance with applicable Law or that threatens the taking of any action against the Company or any of its Subsidiaries or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Company or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect.

Section 7.3       Corporate Existence; Franchises; Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Entities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

Section 7.4             Use of Proceeds.  The Company will use the proceeds of the sale of the Notes in accordance with the budget previously delivered to the Purchaser.

Section 7.5             Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply with all Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

Section 7.6             Payment of Obligations.  The Company will duly and punctually pay the principal of, and interest on the Notes when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

Section 7.7             Creation of Subsidiaries.  The Company will not, and will cause each of its Subsidiaries not to, create any additional Subsidiaries.

Section 7.8             Insurance. The Company will, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

Section 7.9             Maintenance of Books and Records.  The Company will, and will cause each of its Subsidiaries to (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Entity having jurisdiction over it and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its respective properties, contingencies, and other reserves.

Section 7.10           Taxes.  The Company will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Company on an individual basis or the Company and its Subsidiaries on a consolidated basis) imposed upon them and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom.

Section 7.11           Further Assurances.  The Company will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Purchaser to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Holders under this Agreement and the other Investment Documents.  For greater certainty, the Company shall, and shall cause each of its Subsidiaries to, take all commercially reasonable action necessary to ensure that the Liens granted to the Holders pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the collateral described therein, subject to any Permitted Liens.

Section 7.12           Merger Agreement Covenants.  At all times prior to the earlier of (i) consummation of the Merger and (ii) termination of the Merger Agreement in accordance with its terms, the Company shall comply with all of its covenants set forth in the Merger Agreement.

ARTICLE VIII.
NEGATIVE COVENANTS

Until the payment by the Company in full of the Obligations, the Company hereby covenants and agrees with the Holders as follows:

Section 8.1             Merger; Consolidation; Line of Business.  Except as contemplated in the Merger Agreement, the Company will not, and will not permit its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination other than solely among the Company and its Subsidiaries or acquire a new Person or make any material change in the lines of its business as carried on at the date hereof or enter into any new line of business, except for lines of the business reasonably related thereto, or agree to do any of the foregoing.

Section 8.2             Indebtedness.  The Company will not, and will not permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

(a)           Indebtedness of the Company under this Agreement or the Notes;

(b)           Indebtedness of the Company and its Subsidiaries existing on the Initial Closing Date and set forth on Schedule 8.2(b); provided, however, that (A) except as otherwise contemplated hereunder, the Company may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (B) the Company shall not, directly or indirectly, (1) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, the Company may, after prior written notice to the Holders, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (2) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (C) the Company shall furnish to the Holders all notices or demands in connection with such Indebtedness either received by or on behalf of the Company, promptly after the receipt thereof, or sent by or on behalf of the Company, concurrently with the sending thereof, as the case may be; and

(c)           Indebtedness constituting intercompany loans.

Section 8.3             Liens.

(a)           The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets (other than equity interests), other than (i) Liens created under the Collateral Documents and (ii) Permitted Liens.

(b)           The Company will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any Liens with respect to the equity interests of any of its Subsidiaries or any equity interests of any investments held by the Company or any of its Subsidiaries to any third party, other than Liens created under the Collateral Documents.

(c)           The Company will not, and will not permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Holders, as additional collateral for the Obligations, except operating leases, Capital Leases or licenses which prohibit Liens upon the assets that are subject thereto.

Section 8.4             Disposition of Assets; Investments.

(a)           The Company will not and will not permit any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise Dispose of (whether in one or a series of transactions) all or any material portion of its assets, Business, investments or properties (including, without limitation, cash, cash equivalents or any Capital Stock of any of its Subsidiaries), or agree to do any of the foregoing.

(b)           The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time make any Investment in any Person other than its current Subsidiaries (whether in cash, securities or other property of any kind).

Section 8.5             Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment, except that (a)the Company and its Subsidiaries may make intercompany loans; and (b) any Subsidiary may pay dividends and make distributions to the Company.

Section 8.6             Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any loan, purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Company or its Subsidiaries, except as approved by the Audit Committee of its Board of Directors and upon fair and reasonable terms that are no less favorable to the Company or its Subsidiaries than such entity would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Company and with respect to which notice has been given to the Purchaser promptly after the approval thereof; provided, however, that nothing contained in this Section 8.6 shall prohibit (a) transactions otherwise expressly permitted under this Agreement and (b) advances to its employees on an arm’s length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses and similar purposes.

Section 8.7             Issuance of Additional Capital Stock.  Other than the shares issuable (a) under any stock incentive plan established by the Company, and (b) upon the exercise of warrants or options outstanding as of the Initial Closing Date, the Company will not authorize, issue, increase the authorized amount of, or sell any class or series of Capital Stock at any time, unless the Company has obtained the prior written consent of the Required Holders and the proceeds thereof are used to repay the Obligations then outstanding.

Section 8.8             Fiscal Year.  The Company will not, and will not permit any of its Subsidiaries to, change the ending date of its fiscal year to a date other than April 30.

Section 8.9             Accounting Changes.  Other than as permitted pursuant to Section 1.2, the Company will not, and will not permit any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

Section 8.10           Inconsistent Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision that would be violated or breached by the performance of its obligations under this Agreement or any other Investment Document or the performance of which would cause a violation or breach of its obligations under this Agreement or any other Investment Document.

ARTICLE IX.
EVENTS OF DEFAULT.

Section 9.1             Events of Default.  The occurrence (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) and continuation for any reason whatsoever of any of the following events shall constitute an “Event of Default”:

(a)           Payment Defaults.  The Company fails to make payment of the principal and accrued interest on the Notes when the same shall become due and payable whether at maturity or by acceleration or otherwise.

(b)           Default in Other Agreements.  The breach or default of the Company or any of its Subsidiaries with respect to any Indebtedness, if the effect of such breach or default is to cause such Indebtedness having an amount, in excess of $50,000 in the aggregate, to become or be declared due or to be prepaid, redeemed, purchased or defeased prior to their stated maturity by acceleration or otherwise.

(c)           Breach of Certain Provisions.  The failure of the Company to materially perform or comply with any term or condition contained in (i) Section 7.3(i) or

Article VIII or (ii) any other term or condition contained in this Agreement or the Notes and, in the case of clause (ii), such failure is not remedied or waived within ten (10) days after the receipt by the Company of notice from the Purchaser of any such failure (other than occurrences described in other provisions of this Article IX for which a different grace or cure period is specified or which constitute immediate Events of Default).

(d)           Breach of Warranty.  Any representation, warranty, certification or other statement made by the Company or any of its Subsidiaries in any Investment Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Investment Document is false in any material respect on the date made (without regard to materiality or “Material Adverse Effect” qualifiers contained therein).

(e)           Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court enters a decree or order for relief with respect to the Company or any of its Subsidiaries, in an involuntary case under any applicable bankruptcy, insolvency or other similar law, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the continuance of any of the following events: (A) an involuntary case is commenced against any such party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect which is not dismissed within five (5) Business Days; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any such party, or over all or a substantial part of its property, is entered; or (C) an interim receiver, trustee or other custodian is appointed without the consent of any such party, for all or a substantial part of the property of any such party.

(f)            Voluntary Bankruptcy; Appointment of Receiver, Etc.  (A) An order for relief is entered with respect to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (B) the Company or any of its Subsidiaries makes any assignment for the benefit of creditors; or (C) the board of directors (or analogous governing body) of the Company or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection.

(g)           Governmental. One or more liens, levies or assessments exceeding $50,000 in the aggregate is filed or recorded with respect to or otherwise imposed upon all or any material part of the assets of the Company or its Subsidiaries by any Governmental Entity (other than Permitted Liens).

(h)           Judgment and Attachments.  A final non-appealable judgment or order for the payment of money in excess of $50,000 rendered against the Company or any of its Subsidiaries, which judgment or order shall continue unsatisfied and unstayed (or shall not have been vacated) for a period of five (5) consecutive Business Days unless such judgment or order would not reasonably be expected to have a Material Adverse Effect.

(i)            Dissolution.  Any order, judgment or decree is entered against the Company or any of its Subsidiaries decreeing the dissolution of the Company or any of its Subsidiaries and such order remains undischarged or unstayed for a period in excess of five (5) Business Days.

(j)            Injunction.  The Company or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and, such order continues for more than five (5) Business Days and has a Material Adverse Effect.

(k)           Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or its Subsidiaries, or any other action shall be taken by any Governmental Entity in response to any alleged failure by the Company or its Subsidiaries to be in compliance with applicable Law if such loss, suspension, revocation or failure to renew or action, individually or in the aggregate, has a Material Adverse Effect.

Section 9.2             Remedies on Default, Etc.

(a)           If an Event of Default (other than an Event of Default described in 9.1(e) or Section 9.1(f)) has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare that the aggregate principal amount of the Notes then outstanding, together with all interest accrued pursuant to the terms of the Notes and unpaid as of the date of such Event of Default, due and payable.

(b)           If an Event of Default described in Section 9.1(e) or Section 9.1(f) has occurred and is continuing, then the aggregate principal amount of the Notes then outstanding, together with all interest accrued pursuant to the terms of the Notes and unpaid as of the date of such Event of Default, shall automatically become immediately due and payable.

(c)           Upon the Notes becoming due and payable under this Section 9.2, whether automatically or by declaration, such Notes will forthwith mature and the entire aggregate principal amount of the Notes then outstanding, together with all interest accrued pursuant to the terms of the Notes and unpaid as of the date of such Event of Default (such interest to accrue at the Default Rate with respect to any overdue payment), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 9.3             Other Remedies.  If any Event of Default shall occur and be continuing, any Holder may proceed to protect and enforce its rights under this Agreement or the Collateral Documents by exercising such remedies as are available under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the Collateral Documents or in aid of the exercise of any power granted in this Agreement or the Collateral Documents.  No remedy conferred in this Agreement upon the Purchaser or any Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.  Notwithstanding any provision of this Agreement to the contrary, no Holder may exercise any remedy under this Section 9.3 or otherwise, unless such action is taken or approved in writing by the Required Holders at the time of such action or unless the Required Holders have waived such requirement in whole or in part with respect to such Holder.

Section 9.4             Notice by Holder.  Each Holder, prior to taking any action pursuant to Section 9.2(a) or (b), shall use commercially reasonable efforts to advise each other Holder not participating in the taking of, or who has not previously been apprised of such Holder’s intention to take, such action of such Holder’s intention to take such action; provided, however, that such Holder shall not be obligated to take such action after so advising such other Holders; provided, further, that the failure of such Holder to provide such notice to such other Holders shall not void or otherwise effect the validity of such action.

ARTICLE X.
INDEMNIFICATION

Section 10.1           Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless, and cause each of its Subsidiaries to indemnify and hold harmless, the Holders and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between such Indemnified Party or Indemnified Parties and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or indebtedness of the Company or derivative actions brought by any Person claiming through or in the name of the Company), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Investment Documents, or any Indemnified Party’s role therein; provided, however, that neither the Company nor any of its Subsidiaries shall be liable under this Section 10.1 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall, and shall cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of such Liabilities that shall be permissible under applicable Law.  In connection with the obligation of the

Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse, or cause its Subsidiaries to reimburse, without duplication, each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between an Indemnified Party (or Indemnified Parties) and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

Section 10.2           Procedure; Notification.  Each Indemnified Party under this Article X shall, promptly after the receipt of written notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article X, notify the Company in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company being materially prejudiced thereby.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume, or cause its Subsidiaries to assume, the defense thereof at its or their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article X for more than one firm of attorneys (plus local counsel) in any jurisdiction in any one legal action or group of related legal actions.  The Company agrees that it will not, without the prior written consent of the Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

ARTICLE XI.
REDEMPTION

Section 11.1           Redemption at the Option of the Company.  The Company may, at any time, redeem the principal amount of the Notes, in whole or in part, by paying to the Holders thereof an amount equal to the 100% of the principal amount of the Notes to be redeemed (the “Optional Redemption Price”) as of the date fixed for such redemption, together, with respect to the Notes being redeemed, with all interest accrued pursuant to the terms of the Notes and unpaid (including default interest to the extent applicable) as of the date of such payment and all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, charges and disbursements of counsel), if any, incurred by the Holders and associated with such payment; provided, however, that in the event that the Company redeems a portion and not all of the principal amount of the outstanding Notes, the Company shall redeem (a) not less than $250,000 in principal amount of the outstanding Notes or (b) in the event that less than $250,000 in principal amount of the Notes remains outstanding, not less than the remaining principal amount of the outstanding Notes.  The Company shall give written notice of redemption of the Notes pursuant to this Section 11.1 at least five (5) days and not more than ten (10) days prior to the date fixed for such redemption.  Such notice of redemption shall be delivered in the manner specified in Section 12.3 hereof.  Upon delivery of such notice of redemption, the Company, as the case may be, covenants and agrees that it will redeem the Notes, on the date specified in such notice, at the applicable Optional Redemption Price, together with interest accrued pursuant to the terms of the Notes and unpaid as of the date fixed for such redemption and the costs and expenses referred to in the preceding sentence.

ARTICLE XII.
MISCELLANEOUS

Section 12.1           Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for a period of one year.

Section 12.2           Appointment of Collateral Agent.  Any Holder of notes other than the Purchaser hereby designates and appoints Inhibitex, Inc. as agent on behalf of the Holder, to serve as the collateral agent under this Agreement and the Investment Documents until the Holders have received payment in full in cash of all amounts due or to become due on or in respect of all Obligations with respect to the Notes.

Section 12.3           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), nationally recognized overnight courier service or personal delivery:

(a)           if to the Company:

FermaVir Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 445

New York, New York 10170

Attention: Chief Executive Officer

Fax: (646) 723-2744

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY  10006

Attention: Jeffrey J. Fessler

Fax: (212) 930-9725

(b)           if to the Purchaser,

Inhibitex, Inc.

9005 Westside Parkway

Alpharetta, GA 30004

Attention: Chief Executive Officer

Fax: (678) 746-1299

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY  10012

Attention: David S. Rosenthal

Fax: (212) 698-3599

, or to such other address, with respect to any party, as such party shall give notice of in accordance with this Section 12.3.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, three (3) Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

Section 12.4           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable Law and the terms of this Agreement, the Purchaser may assign its rights under this Agreement or any of the Investment Documents to any Person and any holder of the Notes may assign, in whole or in part, the Notes to any Person, subject to the provisions of this Agreement.  The Company may not assign any of its respective rights, or delegate any of its respective obligations, under this Agreement without the prior written consent of the Required Holders, other than as set forth herein, and any such purported assignment by the Company without the written consent of the Required Holders shall be void and of no effect.

Section 12.5           Amendment and Waiver.

(a)           No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement or the Notes, any waiver of any provision of this Agreement or the Notes and any consent to any departure by any party from the terms of any provision of this Agreement or the Notes shall be effective only if it is made or given in writing and signed by the Company and the Required Holders; provided, however, that no such amendment, supplement, modification or waiver may, without the written consent of all of the Holders of the Notes at the time outstanding affected thereby (A) change the amount or time of any payment or prepayment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (B) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment, supplement, modification or waiver or (C) amend any provision of Section 9.1(a), Section 9.2, Section 9.3 and Article X.

(c)           Any amendment or waiver consented to as provided in this Section 12.5 is binding upon each future holder of any Security and upon the Company without regard to whether such Security has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Holder nor any delay in exercising any rights hereunder or under any Security shall operate as a waiver of any rights of any Holder.

Section 12.6           Signatures; Counterparts.  Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 12.7           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 12.8           Determinations, Requests or Consents.  All determinations, requests, consents, waivers or amendments to be made by the Holders in their respective opinions or judgments or with their approval or otherwise pursuant to the Investment Documents shall be made with respect to each Security by the Holder thereof.

Section 12.9           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE (INCLUDING GIVING EFFECT TO GENERAL OBLIGATIONS LAW SECTION 5-1401).

Section 12.10         JURISDICTION, JURY TRIAL WAIVER, ETC.

(a)           EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)           THE COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER INVESTMENT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  THE COMPANY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER INVESTMENT DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Section 12.11         Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 12.12         Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

Section 12.13         Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other Investment Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Investment Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 12.14         Transfer and Exchange of Notes.  Upon surrender of a Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or his or her attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at its expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, subject to the limitations of Section 12.4.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2.1(a).  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Note.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article VI.

Section 12.15         Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Holders of a portion of the Notes to a Person not currently a party hereto.

Section 12.16         Cumulative Powers.  No remedy herein conferred upon a Holder or any holder of Notes is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

Section 12.17         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Investment Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Investment Document, this Agreement or such other Investment Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Investment Document.  No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, any Holder shall limit, modify or affect the representations set forth in Article V of this Agreement or the right of any Holder to rely thereon.

Section 12.18         Recovery of Litigation Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement or the Notes, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement or the Notes, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

FERMAVIR PHARMACEUTICALS, INC.

By:	/s/ Geoffrey W. Henson
Name:	Geoffrey W. Henson
Title:	Chief Executive Officer

INHIBITEX, INC.

By:	/s/ Russell H. Plumb
Name:	Russell H. Plumb
Title:	President and Chief Executive Officer